Filed Pursuant to Rule 424(b)(3)

Registration No. 333-109091

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED APRIL 29, 2004)

$85,000,000

PTEK Holdings, Inc.

5% Convertible Subordinated Notes

due August 15, 2008,

12,697,181 Shares of Common Stock Issuable

Upon Conversion of the Notes

and

2,119,367 Shares of Common Stock Issuable

in Payment of the Interest Make-Whole Payment

This prospectus supplement relates to the resale by the selling securityholder of its notes and the common stock issuable upon conversion of its notes.

This prospectus supplement updates the prospectus dated April 29, 2004, which prospectus is included in our post-effective amendment no. 1 to our registration statement on Form S-3 filed with the Securities and Exchange Commission on April 22, 2004. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

The following represents updated information regarding a selling securityholder listed in the selling securityholder table in the prospectus:

Name of Selling Securityholder	Principal Amount of Notes Beneficially Owned that may be Sold	Number of Shares of Common Stock Owned Prior to this Offering (1) (2)	Conversion Shares of Common Stock that may be Sold (2)	Notes Owned After Completion of this Offering (3)	Shares of Common Stock Owned After Completion of this Offering (3)
CIBC World Markets (9)	10,075,000	1,504,989	1,504,989	0	0

(1)	Includes common stock into which the notes are convertible.
(2)	Assumes conversion of the notes into shares of common stock at a conversion rate of 149.3786 shares of common stock per each $1,000 principal amount of notes. The conversion rate and the number of shares of common stock issuable upon conversion of the notes are subject to adjustment under certain circumstances. See “Description of the Notes—Conversion Rights” in the prospectus. Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease from time to time.
(3)

We do not know when or in what amounts a selling securityholder may offer the notes or shares of common stock for sale. The selling securityholders might not sell any or all of the notes or shares of common stock offered by this prospectus. Because the selling securityholders may offer all or some of the notes or shares of common stock pursuant to this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the notes or shares of common stock, we cannot estimate the number of the notes or shares of common stock that will be held by the selling securityholders after completion of this offering. However, for purposes of this table, we have assumed that, after completion of the offering pursuant to the prospectus and this prospectus supplement, none of the notes or shares of common stock covered by the prospectus and this prospectus supplement will be held by the selling securityholders.
(9)	Douglas Fincher exercises voting control and dispositive power over these securities as managing director of the selling securityholder. The selling securityholder has informed us that it is a registered broker-dealer. As such, it is an underwriter in connection with the sale of the notes and the common stock into which the notes are convertible. The selling securityholder has informed us that it purchased the securities in the ordinary course of business, and at the time of purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

Investing in the notes or our common stock involves risks. Please review the “Risk Factors” beginning on page 5 of the prospectus for a discussion of certain risks that you should consider in connection with an investment in the notes and common stock issuable upon conversion of the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 21, 2004